UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2009

RESOURCE AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-04408	72-0654145
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

    One Crescent Drive, Suite 203, Philadelphia, Pennsylvania  19112
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (215) 546-5005

   N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In connection with the audit of Resource America, Inc.’s (the “Company”) 401(k) Plan (the “Plan”), the Company learned that its previously filed Form S-8 registration statement (file no. 333-03077) did not register a sufficient number of securities to cover all of the shares issued by the Company under the Plan.

The Plan contains a “Resource America Stock Fund” as an investment option, and the Plan allows participants to allocate some or all of their account balances to interests in the Resource America Stock Fund.  Because the Company sponsors the Plan, it is required to register certain transactions in the Plan related to shares of Resource America, Inc. common stock.  The Company inadvertently failed to register transactions in the Plan relating to up to approximately 180,000 shares (the “Shares”) for the Plan.

The Company intends to file a new registration statement on Form S-8 to register future transactions in the Plan as soon as practicable.  Nonetheless, the Company may be subject to civil and other penalties by regulatory authorities as a result of the failure to register these transactions.  The Company has implemented monitoring procedures to ensure that in the future it timely meets its registration obligations with respect to the Plan and other employee benefit plans.

The failure to register a sufficient number of shares as noted above was inadvertent, and as such, the Company has always treated the shares issued in the Resource America Stock Fund under the Plan as outstanding for financial reporting purposes.  Consequently, these unregistered transactions do not represent any additional dilution.  The Company believes that historically it has always provided the employee-participants in the Plan with the same information they would have received had the registration statement been filed.  Original purchasers of the Shares may have rescission rights with respect to such Shares, which rights represent a contingent liability of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE AMERICA, INC.

Date: April 10, 2009	By:	/s/ Michael S. Yecies
Name: Michael S. Yecies
Title: Senior Vice President, Chief Legal Officer & Secretary